By:    Expeditors International of Washington, Inc.
1015 Third Avenue, Suite 1200
Seattle, Washington 98104
CONTACTS:

Jeffrey S. Musser	Bradley S. Powell	Geoffrey Buscher
President and Chief Executive Officer	Senior Vice President and Chief Financial Officer	Director - Investor Relations
(206) 674-3433	(206) 674-3412	(206) 892-4510

FOR IMMEDIATE RELEASE
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EXPEDITORS APPOINTS CHIEF STRATEGY OFFICER AND NAMES NEW PRESIDENT OF GLOBAL GEOGRAPHIES AND OPERATIONS

SEATTLE, WASHINGTON - January 19, 2017, Expeditors International of Washington, Inc. (NASDAQ:EXPD) today announced the appointment of Philip M. Coughlin to the newly created position of Chief Strategy Officer, reporting directly to President and Chief Executive Officer, Jeff Musser. Mr. Coughlin will establish and oversee a core Strategy Group within Expeditors, comprised of current employees with a deep understanding of our products, services and technology, and external individuals with expertise in supply chain management, data and market analysis, and technology.

Mr. Musser commented, “Over the past couple of years the Company has done a fantastic job of laying out a core strategy and executing against that strategy that has led to growth of the core business. That said, the rate of change in our markets is accelerating. To grow our leadership position, we are dedicating significant resources and forming a core group of highly experienced individuals to explore new areas of opportunity. Phil’s deep background in global customer engagement and knowledge of our industry makes him the right person to head up this team, which will be focused on exploring new avenues for innovation, differentiation and expansion. With new technologies coming online, and changes in the transportation markets, it’s vital that we further commit to investing the resources needed to identify new opportunities, leverage our network, expand our product offerings, and continue to enhance our technology. Shippers have many options for moving their freight. While our customers know that they can always count on us to provide the highest level of service, they should also know that they can continue to count on us as the market leader as we expand our investment in future technologies and opportunities to optimize their supply chain and related systems.”

Mr. Coughlin has been with the Company for 31 years and is currently serving as President of Global Geographies and Operations. He also served as Global Leader of Tradewin, Expeditor’s wholly owned global trade compliance consulting firm; Executive Vice President of Expeditors North America; and Regional Vice President of Expeditor’s Northeast, Canada, and Northern Border. He earned a B.A. in Liberal Arts and Sciences from the University of Illinois, and a J.D. from The John Marshall Law School.

Mr. Musser also announced the appointment of Richard H. Rostan to President of Global Geographies and Operations. He is currently Executive Vice President of the Americas. With this promotion, he will lead the operations for all five geographic regions and the 62 nations in which the Company conducts business. Mr. Rostan will report directly to Mr. Musser.

“Rick has a tremendous knowledge of our operations, our markets, and our customers, which are all vital to our continued focus on executing against our core strategies for growth,” Mr. Musser noted. “I’ve worked with Rick for most of my career. He is a strong leader and motivator with a customer-centric view to enhancing our operations around the world. I am confident that Rick will continue to build upon the foundation that Phil has laid over the past couple of years.”

Mr. Rostan joined the Company in 1985 and was promoted to Chicago District Manager in 1987, Regional Vice President in 1995, and Senior Vice President of Global Distribution in 2012. He was elected Executive Vice President, Americas in 2015. He has a B.A. from Dana College.

Both appointments become effective on February 28, 2017.

Expeditors is a global logistics company headquartered in Seattle, Washington. The Company employs trained professionals in 187 full-service offices and numerous satellite locations located on six continents linked into a seamless worldwide network through integrated information management systems. Services include the consolidation or forwarding of air and ocean freight, customs brokerage, vendor consolidation, cargo insurance, time-definite transportation, order management, warehousing distribution and customized logistics solutions.